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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 17, 1997, (except for Note H, as to which the date is June 20, 1997, and Note C-10, as to which the date is July 21,
1997), which includes an explanatory paragraph discussing the factors described in Note B to the financial statements about the Company's ability to continue as a going concern, accompanying the financial statements of Mike's Original, Inc. contained in Amendment No. 6 to the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."





GRANT THORNTON LLP


Melville, New York
July 21, 1997